Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR'S

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Surgery Partners, Inc.  of our report dated November 8, 2017 on the consolidated financial statements of NSH Holdco, Inc. , which is included in this Current Report on Form 8-K.

/s/ Crowe Horwath LLP

Chicago, Illinois
November 8, 2017